Exhibit 10.5

Summary of Non-employee Director Meeting Fees and Compensation

We do not pay directors who are also employees of Woodward, Inc. (the “Company”) additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Company’s Board of Directors, non-employee directors receive the following compensation:

Component of Pay (1)	FY2013
Annual Base Retainer Fee	$65,000
Additional Annual Retainer Fees:
Lead Director	$10,000
Audit Committee Chairman	$20,000
Audit Committee – Non-Chair members	$10,000
Compensation Committee Chairman	$10,000
Compensation Committee – Non-Chair members	$5,000
Nominating & Governance Committee Chairman	$10,000
Nominating & Governance Committee – Non-Chair members	$5,000

(1)	All retainer fees are paid in four equal quarterly installments. Directors do not receive additional compensation for individual Board or Committee meetings held.

In addition, annual stock option awards with a fair market value of approximately $100,000 on the date of grant were granted under the Woodward 2006 Omnibus Incentive Plan to each director on October 1, 2012. The terms of the awards, such as vesting and length of the award, can be found in the Form of Non-Qualified Stock Option Agreement, which is filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as Exhibit 10.12. Our directors receive no perquisites.

WHERE MORE INFORMATION CAN BE FOUND

The compensation arrangements described herein are discussed further annually in our Notice of Annual Meeting of Shareholders and Proxy Statement as filed with the Securities and Exchange Commission (“SEC”). Our Proxy Statement can be found on our website at www.woodward.com and at the SEC’s website at www.sec.gov.